Federal Signal Completes Acquisition of Standard Equipment Company Downers Grove, Illinois, October 7, 2024 — Federal Signal Corporation (NYSE: FSS) (“Federal Signal” or the “Company”), a leader in environmental and safety solutions, today announced that it has completed the acquisition of substantially all the assets and operations of Standard Equipment Company (“Standard” or “Standard Equipment”), a leading distributor of specialty maintenance and infrastructure equipment for municipal and industrial markets. Since 1969, Standard Equipment, with its principal location in Elmhurst, Illinois, has been an important partner for several of Federal Signal’s product lines including Vactor, Elgin, and TRUVAC, currently distributing these products in parts of Illinois and Indiana. Standard’s comprehensive suite of product and service offerings also includes rental equipment, used equipment, parts, and repair and maintenance for key product lines. “The acquisition of Standard further builds upon our aftermarket growth strategy that was originally put into action in 2016 and adds an experienced team with deep regional knowledge and great familiarity with Federal Signal products”, said Jennifer L. Sherman, President and Chief Executive Officer. “Standard expands our existing aftermarket platform by adding further scale and capabilities to our parts, services, rental, and used equipment operations. The acquisition also further increases our ability to target new customer cohorts, while expanding our footprint in an attractive geographic market that can be leveraged by additional Federal Signal product lines long term. We are excited to welcome Standard and its employees to the Federal Signal family.” The transaction includes an initial purchase price of $38.8 million, subject to certain closing adjustments, as well as a contingent earn-out payment of up to $4.8 million that is based on the achievement of certain financial targets over a specified performance period. The transaction closed on October 4, 2024. The Company expects the acquisition to be accretive to earnings and cash flow in 2025. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer, and supplier of products and total solutions that serve municipal, governmental, industrial, and commercial customers. Headquartered in Downers Grove, Ill., with manufacturing facilities worldwide, the Company operates two groups:

Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com